Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wingstop Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-231353, 333-205143) on Form S-8 and registration statements (No. 333-212393) on Form S-3 of Wingstop Inc. of our reports dated February 19, 2020, with respect to the consolidated balance sheet of Wingstop Inc. as of December 28, 2019, the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year ended December 28, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10‑K of Wingstop Inc. Our report refers to the adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), as amended.

/s/ KPMG LLP
Dallas, Texas
February 19, 2020